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                                                                    EXHIBIT 10.3



                              EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT is entered into this 28th day of October, 2002 by and between SHOPKO STORES, INC., a Wisconsin corporation (the "Company"), and Sam K. Duncan (the "Executive").

                                    RECITALS

    The Executive has been offered the position of President and Chief Executive Officer of the Company. The Company desires to employ the Executive pursuant to the terms of this Employment Agreement and the Executive desires to be employed by the Company in accordance with the terms and provisions contained herein.

    In consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows.

    1. Employment.

    (a) Agreement. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms and subject to the conditions contained herein. The Executive represents and warrants to the Company that he has no non-compete, non-solicitation or other agreements with his current or former employers which would prevent him from accepting employment with the Company or fulfilling the obligations of his position as set forth herein.

    (b) Title and Duties. During the Employment Term (as defined in Section 2 below), the Executive shall serve as the President and Chief Executive Officer ("CEO") of the Company. In such capacity, the Executive shall faithfully and to the best of his ability supervise, manage and administer the operations, business and affairs of the Company. The Executive shall have responsibility, subject to the control and direction of the Board of Directors, for the overall strategic policies, management and leadership of Company and its subsidiaries.

    (c) Other Responsibilities. The Executive will be appointed as a director of the Company by the Board of Directors as soon as reasonably practicable and will also serve as an officer and/or director of such subsidiaries of the Company as may be designated by the Board of Directors. The Executive will not receive compensation in addition to that specified in this Agreement for serving as a director of the Company or an officer or director of any Company subsidiaries. If the Executive's employment with the Company terminates for any reason, he will promptly resign as an officer and/or director of the Company and any of its subsidiaries.

    (d) Commitment. During the Employment Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his business time, efforts and skills to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During his employment with the Company, Executive may participate in charitable activities and personal investment activities to a reasonable extent, so long as such activities do not interfere with the performance of his duties and responsibilities hereunder.

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    2. Employment Term.

    The term of the employment of the Executive under this Agreement (the "Employment Term") shall commence as on October 30, 2002 (the "Effective Date") and shall continue, unless sooner terminated under Section 7 hereof, until the third anniversary of the Effective Date; provided, however, that the Employment Term shall be automatically extended for one additional year on the third anniversary of the Effective Date and on every subsequent anniversary thereafter (such date and each anniversary thereof referred to as a "Renewal Date"), until the earlier of (i) termination of the Employment Term under Section 7 hereof or
(ii) the Company giving Executive notice 60 days prior to a Renewal Date that the Employment Term will not be so extended.

    3. Salary.

         (a) Annual Base Salary. During the Employment Term, the Executive shall be paid a salary at the rate of $725,000 per annum (the "Annual Base Salary"), payable in equal installments in accordance with the Company's customary payroll practices for its senior executives in effect from time to time, but not less frequently than monthly.

         (b) Review. The Board of Directors, or a designated committee of the Board, shall review the Executive's Annual Base Salary at least annually, and may increase such Annual Base Salary at any time and from time to time as the Board of Directors, or its designee, in its sole discretion, shall deem appropriate. The term "Annual Base Salary" as utilized in this Agreement shall refer to Annual Base Salary as so increased. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced at any time during the Employment Term.

    4. Bonus and Long-Employment Term Incentives.

         (a) Signing Bonus. Once the Executive has (i) signed this Agreement and
    (ii) worked for the Company in its Green Bay, Wisconsin offices for five business days, the Company will pay the Executive a one-time, signing bonus in the amount of $150,000. The bonus will be paid as soon as administratively practicable after the criteria for the signing bonus are met.

         (b) Annual Bonus. In addition to Annual Base Salary, the Executive shall be eligible to receive, for each fiscal year ending during the Employment Term, an annual bonus (the "Annual Bonus") determined in accordance with the Company's 1999 Executive Incentive Plan, as amended, or if the Executive Incentive Plan is no longer in effect, such successor plan as is approved by the Board of Directors (the "Bonus Plan"). The amount of the Executive's Annual Bonus shall be 60% of Annual Base Salary at the target level of performance and 120% of Annual Base Salary if the maximum level of performance is achieved. The performance goals to be used in determining the amount of the Executive's Annual Bonus shall be determined by the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Compensation Committee") and Board of Directors. Any Annual Bonus payable to the Executive shall


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    be paid at the same time as bonus payments are made to the Company's other senior executives. Notwithstanding the foregoing, the Annual Bonus for the fiscal year which ends on February 1, 2003 will be determined based on the company-wide performance goals established by the Compensation Committee for that fiscal year and will be prorated in accordance with the provisions of the Bonus Plan to take into account the fact that he was not employed for the entire performance period. As regards the Annual Bonus for the fiscal year ending in January 2004, the minimum that the Executive will be paid is $275,000.

         (c) Participation in Long-Term Incentive Plan. The Executive shall be a participant in the 2000 Executive Long Term Incentive Plan or any successor thereto (the "Incentive Plan"). Awards under the Incentive Plan will equal 50% of Annual Base Salary at the target level of performance and 100% of Annual Base Salary if the maximum level of performance is achieved. The performance goals under the Incentive Plan will be determined from time to time by the Compensation Committee. The Incentive Plan award is based on the performance over a three-year period. Thus, the first complete program for which the Executive will be eligible to participate begins in February of 2003 and ends with January of 2006. For the three-year periods ending prior thereto, the Executive will be entitled to the award he otherwise would have received, prorated in accordance with the provisions of the Incentive Plan to take into account the fact that he was not employed for the entire performance period.

         (d) Award of Options. On the Effective Date, the Executive will be awarded options for 100,000 shares of Company common stock (the "Option"). The exercise price shall be the closing sale price of a share of the Company's common stock on the date of grant, and the Option shall vest as to 33,333 shares on the first anniversary of the date of grant, as to 33,333 shares on the second anniversary of the date of grant and as to the remaining 33,334 shares on the third anniversary of the date of grant. All other terms and conditions of the Option shall be governed by the Company's 2001 Stock Incentive Plan and the standard option grant form thereunder.

         (e) Award of Restricted Stock. On the Effective Date, the Executive will be awarded 50,000 shares of Company common stock subject to the following transfer restrictions (the "Restricted Stock"). The Executive will not have to pay anything for the Restricted Stock. The transfer restrictions will lapse ratably over four years, i.e., as to 12,500 shares on the first anniversary of the date of grant and as to 12,500 shares on each of the second, third and fourth anniversaries of the date of grant. All other terms and conditions of the Restricted Stock shall be governed by the Company's 1993 Restricted Stock Plan and the standard form used for awards of restricted stock. Notwithstanding the foregoing, if the Executive so requests before the Effective Date, the period over which the transfer restrictions lapse may be extended. The Executive also has the right under the federal income tax laws to file a Section 83(b) election as regards the Restricted Stock during the first thirty days after the Effective Date. The Executive should consult with his tax advisor as to the advisability of filing such an election.

         (f) SERP Participation. The Executive shall also be eligible to participate in the Company's Executive Retirement Plan (the "SERP") starting on the Effective Date with


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    the following modification: the reference under "Early Retirement Date" in
    Section 1.8 to "at least ten Years of Service" shall be "at least five Years of Service." Any dispute as to the computation of Executive's Retirement Benefit under the SERP shall be decided by the Company's outside actuarial firm. Such decision shall be conclusive and binding on both Executive and the Company.

         (g) Reservation of Rights. Notwithstanding anything contained herein, the Company will have the right to amend or discontinue the Bonus Plan and/or Incentive Plan, to substitute another plan for one or both of these Plans or to change the percentages for different performance levels. Such amendment, discontinuance, substitution or change will not give rise to any claim by the Executive against the Company unless the Executive is discriminated against (when compared with the other senior officers of the Company) in connection with such amendment, discontinuance, substitution or change.

    5. Benefits.

         (a) In General. Subject to the application of any applicable anti-discrimination rules, the Executive shall be entitled to participate in all employee benefit plans, programs, practices or arrangements of the Company in which other senior executives of the Company are eligible to participate from time to time, including, without limitation, any qualified or non-qualified pension, profit sharing and savings plans including the Senior Officers Deferred Compensation Plan, any death benefit and disability benefit plans, and any medical, dental, health and welfare plans. In addition, the Executive shall be eligible to participate in the Company's Executive Retirement Plan in accordance with its terms.

         (b) Fringe Benefits. During the Employment Term, the Executive shall be entitled to fringe benefits applicable to other senior executives of the Company. In addition to the foregoing, the Company will allow the Executive to use one of its corporate golf memberships at Oneida Golf & Country Club while the Executive is employed by the Company. The Company will reimburse the Executive for the annual dues for the golf membership, but all other club expenses, except to the extent they are reimbursable as business expenses, will be the Executive's responsibility.

         (c) Vacation. The Executive will be entitled to five weeks of vacation per year, except that if the Executive is not employed by the Company for the entire calendar year, the amount of vacation to which he is entitled will be prorated based on the number of days in the calendar year he is employed by the Company. To the extent the full amount of vacation time is not taken, the Executive may only carry over vacation time to a subsequent year to the extent provided by the Company's policies, procedures and/or practices applicable to senior executives then in effect.

    6. Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties for the Company in accordance with the Company's reimbursement policies as in effect from time to time for other senior executives of the Company. the Executive shall keep accurate records and receipts of


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such expenditures and shall submit such accounts and proof thereof as may from time to time be required in accordance with such expense account or reimbursement policies that the Company may establish for its senior executives generally. In addition the Executive will be entitled to reimbursement for moving expenses to Green Bay, Wisconsin and reasonable temporary living expenses in Green Bay, Wisconsin in accordance with the Company policy applicable to senior executives.

    7. Termination of Employment. During the Employment Term, the Executive's employment hereunder may be terminated under any of the following circumstances:

         (a) Death or Disability. The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term. If the Company determines in good faith that a Disability (as defined below) of the Executive has occurred during the Employment Term, the Company may give the Executive written notice in accordance with Section 7(d) of this Agreement of its intention to terminate the Executive's employment hereunder. In such event, the Executive 's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means a mental or physical condition which, in the opinion of the Board of Directors, renders the Executive unable or incompetent to carry out the material job responsibilities which the Executive held or the material duties to which the Executive was assigned at the time the disability was incurred, which has existed for at least three months and which, in the opinion of a physician mutually agreed upon by the Company and the Executive, or his representative if the Executive his unable to agree (provided that neither party shall unreasonably withhold such agreement), is expected to be permanent or to last for an indefinite duration or a duration in excess of six months.

         (b) Termination by Company. The Company may terminate the Executive's employment for Cause or without Cause in accordance with the provisions of this Section 7. For purposes of this Agreement, "Cause" means:

                           (i) an act or acts of personal dishonesty taken by
                  the Executive and intended to result in substantial personal enrichment of the Executive or his family at the expense of the Company,

                           (ii) repeated violations by the Executive of the
                  Executive's obligations under Section l(b) of this Agreement which are demonstrably willful and deliberate on the Executive's part and which are not remedied in all material respects within 30 days after the Executive's receipt of written notice from the Company that specifically describes such violations,

                           (iii)  the conviction of the Executive of a felony;


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                           (iv) conduct by the Executive which evinces a want of
                  integrity or an intentional breach of trust and which directly causes (or the Board of Directors determines is reasonably likely to cause) material injury to the Company; or

                           (v) a violation of Section 9 or 10 of this Agreement.

         (c) Termination by the Executive. The Executive may terminate his employment with the Company for Good Reason upon 60 days advance written notice to the Company in accordance with Section 7(d) of this Agreement. For purposes of this Agreement, "Good Reason" means (i) a breach of any of the material terms or conditions of this Agreement by the Company, not caused by the Executive, which breach has not been cured by the Company within 30 days after written notice thereof to the Company from the Executive; (ii) a reduction in the Executive's Base Salary; (iii) a reduction in his title of President and Chief Executive Officer or a material reduction in the duties which might reasonably be associated with such title without the Executive's consent; or (iv) the Company giving the Executive notice that the Employment Term will not be renewed pursuant to Section 2 hereof.

         (d) Notice of Termination. Any purported termination of the Executive's employment by either party shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (iii) indicates the Termination Date. "Termination Date" shall mean in the case of the Executive's death, his date of death, or in all other cases of termination by the Company, the date specified in the Notice of Termination; provided, however, that the date specified in the Notice of Termination shall be at least thirty (30) days after the date the Notice of Termination is given by the Company to the Executive or by the Executive to the Company (other than in the case of death); and provided, further, that in the case of Disability, the Executive shall not have returned to the full-time performance of his duties during such period of at least thirty
    (30) days.

    8. Obligations Upon Termination.

         (a) Termination by the Company for Cause. If the Executive's employment with the Company is terminated by the Company for Cause, the Company will pay and/or provide the Executive with the following: (i) in a lump sum within thirty (30) days after the Termination Date, all amounts of the Executive's Annual Base Salary, vacation pay (but only for unused vacation days during the current year (including any unused vacation days for the prior year that pursuant to Company policy may be carried forward to the current year and which have not yet been used)), Annual Bonus (for the prior fiscal year), and long-term incentive awards (for a completed performance measurement period) that have been earned but are unpaid as of the Termination Date (such amounts collectively, the "Accrued Obligations") and
    (ii) all benefits to which the Executive is entitled under any benefit plans set forth in Section 5 hereof in accordance with the terms of such plans through the Termination Date.


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         (b) Termination by Reason of Disability or Death. If the Executive's
    employment with the Company is terminated during the Employment Term by reason of the Executive's Disability or death, the Company will pay and/or provide the Executive or the Executive's legal representative or Beneficiary, as the case may be, with the following:

                  (i) in a lump sum within thirty (30) days after compliance with subsection (d) hereof, all Accrued Obligations;

                  (ii) no later than the date on which the other senior executives receive their Annual Bonus payments and after compliance with subsection (d) hereof, a fraction of the Annual Bonus that would have been earned by the Executive for the fiscal year including the Termination Date, determined in accordance with the terms of the Bonus Plan; and

                  (iii) all benefits to which the Executive is entitled under any benefit plans set forth in Section 5 hereof in accordance with the terms of such plans through the Termination Date.

         (c) Termination by the Company Without Cause or by the Executive for Good Reason. If the Company terminates the Executive's employment without Cause, or the Executive terminates his employment for Good Reason, the Company will pay and/or provide the Executive with the following:

                  (i) after compliance with subsection (d) hereof, Salary continuation for longer of (a) two years or (b) the remainder of the Employment Term, with Salary being defined as the sum of (x) the Annual Base Salary as in effect on the day the Notice of Termination is delivered and (y) the lesser of (A) the target bonus under the Bonus Plan or (B) the average Bonus actually paid to the Executive during the Employment Term, annualizing any part-year payment and treating the bonus amount as zero for any year in which the minimum target was not achieved; and

                  (ii) continuation of health and dental coverage under the Company's plans, subsidized by the Company to the same extent as active employees, as in effect on the day the Notice of Termination is delivered for the longer of (a) two years or (b) the remainder of the Employment Term; provided, however, that if the Executive becomes eligible to receive health or other benefits under another employer-provided plan, the health and dental benefits provided hereunder shall cease. The coverage period for purposes of the group health and dental continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1987, as amended ("COBRA"), shall commence on the Termination Date.

         (d) Release of Claims. Notwithstanding the foregoing, the Company will not pay to the Executive, and the Executive will not have any right to receive any payments described in Sections 8(b) and (c), above, unless and until the Executive or his legal representative (in the case of the Executive's death or if the Executive is disabled such that he is unable to consent) executes, and there shall be effective following any statutory


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    period for revocation, a release, in a form reasonably acceptable to the
    Company, that irrevocably and unconditionally releases, waives, and fully and forever discharges the Company and its past and current shareholders, directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of the Executive's employment with the Company, including without limitation claims arising under the Age Discrimination in Employment Act of 1977, as amended, Title VII of the Civil Rights Act of 1974, as amended, the Civil Rights Act of 1991, as amended, the Equal Pay Act, as amended, and any other federal, state, or local law or regulation.

    9. Nondisclosure.

         (a) During the Employment Term and during the two-year period following his termination of employment with the Company, the Executive shall not make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean use by the Executive or disclosure by the Executive without the consent of tile Board of Directors to any person, other than use or disclosure that is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company or as may be legally required (provided the provisions of Section 9(c) hereof are complied with), of any confidential information obtained by the Executive while in the employ of the Company, including, but not limited to, confidential information with respect to any of the Company's customers, suppliers, contractors, methods of operation, services, products, mechanisms, databases, processes, programs and access codes (the "Confidential Information"); provided, however, that Confidential Information shall not include any information which was or becomes generally available to the public (i) other than as a result of a wrongful disclosure by the Executive, (ii) as a result of disclosure by the Executive during the Employment Term which he reasonably and in good faith believes is required by the performance of his duties under this Agreement, or (iii) any information compelled to be disclosed by applicable law or administrative regulation; provided that the Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed pursuant to clause (iii) of this sentence as far in advance of its disclosure as is practicable. Nothing herein shall limit the Executive's confidentiality obligation as regards any information which is a trade secret as defined in
    Section 134.90 of the Wisconsin Statutes, or any successor thereto.

         (b) All memoranda, notes, records, papers, financial models, mechanisms, programs, flow charts, work papers, source codes, computer codes, designs, software, data and other documents and all copies thereof relating to the operations or business of the Company, some of which may be prepared by the Executive, and all objects associated therewith (such as samples) in any way obtained by him in connection with the performance of the Executive's duties hereunder shall be the exclusive property of the Company. The Executive shall not, except for the Company's use, copy or duplicate any of the aforementioned, not remove them from the Company's facilities, nor use any information concerning them, in each case, except for the Company's benefit, either


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    during his employment or thereafter. The Executive will deliver the original and all copies of all of the aforementioned that may be in his possession to the Company on termination of his employment, or at any other time on the request of the Board of Directors.

         (c) If the Executive is requested or becomes legally required or compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a governmental body to make any disclosure that is prohibited or otherwise constrained by this Agreement, the Executive will provide the Company with prompt notice of such request so that it may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, the Executive may furnish that portion (and only that portion) of the Confidential Information that the Executive is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty.

    10. Noncompetition, Nonsolicitation and Nondisparagement. In consideration for the Company entering into this Agreement, during the Employment Term and during the two-year period following termination of the Executive's employment with the Company:

         (a) The Executive will not, directly or indirectly, contact any supplier or prospective supplier of the Company with whom the Executive has had contact on behalf of the Company during the two-year period preceding the date of such termination so as to cause or attempt to cause such supplier or prospective supplier of the Company not to do business or to reduce or limit such supplier's business with the Company or divert any business from the Company.

         (b) The Executive will not, directly or indirectly, own more than five percent (5%) of, or act as an officer, director, partner, principal, employee, agent, representative, advisor, consultant or independent contractor of, or in any way assist, whether or not for consideration, any business, incorporated or otherwise, which is engaged, directly or indirectly, in the retail sale of a diversified offering of apparel and household goods, the retail sale of a diversified offering of discount household goods, the retail sale of health, hygiene or prescriptive products, or the retail sale of grocery products and which engages in business within, or is located within, any state in which the Company's business generated more than $30 million in revenues in the fiscal year preceding the termination of the Executive's employment with the Company. The Executive acknowledges that the scope of this limitation is reasonable in that, among other things, providing any such services or assistance during such two-year period would permit the Executive to use unfairly his close identification with the Company and the supplier contacts the Executive developed while employed by the Company and would involve the use or disclosure of Confidential Information pertaining to the Company.

         (c) The Executive will not, directly or indirectly, induce, solicit, entice or procure any person who is a management or exempt employee of the Company, or has been such a management or exempt employee within the six months preceding such contact by the Executive, to terminate his or her employment with the Company so as to accept


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    employment with any person, company, business entity, or other organization whatsoever.

         (d) The Executive, except as may be required by legal process, will refrain from making any written or oral statement, publicly or privately, which disparages the Company or its current or former directors or employees.

         (e) The Company (by and through its executive officers and directors), except as may be required by law or by the rules of any stock exchange on which the Company's securities trade, will refrain from making any written or oral statement, publicly or privately, which disparages the Executive.

    11. Enforcement of Covenants. The Executive recognizes that irreparable and incalculable injury will result to the Company, its businesses or properties in the event of his breach of any of the restrictions imposed by Sections 9 and 10, above. In the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to any other remedies and damages, to stop payment under Section 8 hereof and to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by the Executive and by any other person or entity for whom the Executive may be acting or who is acting for the Executive or in concert with the Executive.

    12. Exclusive Remedy. The payments, severance benefits and severance protections provided to the Executive pursuant to this Agreement are to be paid and provided in lieu of any severance payments, severance benefits and severance protections provided in any other plan or policy of the Company, and any payments relating to the period after employment terminates are not to be included as compensation for purposes of any qualified or nonqualified pension, deferred compensation or welfare benefit plan or program of the Company.

    13. Successors.

         (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

    14. Legal Fees and Disbursements. The Company shall pay on the Executive's behalf reasonable attorneys' fees and disbursements incurred in connection with the negotiation of this Agreement to the law firm retained by the Executive for this purpose upon receipt of an itemized statement for such services, but not in an amount in excess of $5,000.

    15. Miscellaneous.

         (a) Choice of Law, Captions and Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin,


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    without reference to principles of conflict of laws. The captions of this
    Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Company and the Executive or their respective successors and legal representatives.

         (b) Beneficiaries. If the Executive dies prior to receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary ("Beneficiary") designated by the Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to the Executive's estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. The Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

         (c) Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, delivered by nationally-recognized overnight courier, or by certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Executive:            His most recent home address on file with
                                    the Company

    If to the Company:              ShopKo Stores, Inc.
                                    700 Pilgrim Way
                                    P.O. Box 19070
                                    Green Bay, WI  54307-9070
                                    Attention:  Secretary

    With a copy to:                 Debra Sadow Koenig
                                    Godfrey & Kahn, S.C.
                                    780 North Water Street
                                    Milwaukee, Wisconsin  53202

    or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (d) Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         (e) No Waiver. The Executive's or Company's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

         (f) Entire Understanding. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. This Agreement supersedes and replaces any other agreements, if any, understandings and


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


    arrangements, oral or written, between the parties hereto regarding the subject matter of this Agreement other than the Change of Control Severance Agreement between the Company and the Executive entered into on the same date as this Agreement (the "Change of Control Agreement"). In all events, and notwithstanding anything herein contained to the contrary, if a Change of Control (as defined in the Change of Control Agreement) occurs, this Agreement shall be of no further force and effect and the Change of Control Agreement shall govern the terms of the Executive's employment and any payments he is to receive upon the termination of his employment with the Company. In no event will the Executive be entitled to payments upon termination of his employment under this Agreement if he is entitled to payments upon termination of his employment under the Change of Control Agreement.

         (g) Withholding Taxes. All dollar amounts set forth herein are stated before reduction for any applicable federal and state income and employment tax withholding and all payments to be made and benefits to be provided to the Executive hereunder shall be reduced by any such applicable withholding taxes to the extent required by law.

    IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first set forth above.

                                    SHOPKO STORES, INC.



                                    By:
                                        ----------------------------------
                                         Jack W. Eugster
                                         Chairman of the Board


                                    EXECUTIVE



                                    --------------------------------------
                                    Sam K. Duncan



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